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                                                                      EXHIBIT A

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of October 31, 1999 (the "Agreement"), by and among AlliedSignal Inc., a Delaware corporation (the "Purchaser"), AlliedSignal Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Purchaser (the "Merger Sub"), and TriStar Aerospace Co., a Delaware corporation (the "Company").

     WHEREAS, the Boards of Directors of the Purchaser, the Merger Sub and the Company have each determined that it is advisable and in the best interests of their respective stockholders for the Purchaser to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, in furtherance thereof, it is proposed that the Merger Sub shall make a cash tender offer to acquire all of the issued and outstanding shares of common stock, par value $.01 per share, of the Company (the "Company Common Stock"), for $9.50 per share of Company Common Stock (all issued and outstanding shares of Company Common Stock, being hereinafter referred to as the "Shares"), net to the seller in cash, in accordance with the terms and subject to the conditions provided for herein and in the offering documents relating to the Offer (as defined below);

     WHEREAS, the Board of Directors of each of the Purchaser, the Merger Sub and the Company have resolved to approve and adopt this Agreement and the Merger (as defined below) following the Offer pursuant to which the Merger Sub shall merge with and into the Company and each Share (other than Shares held by the Purchaser or the Merger Sub or any subsidiary of the Purchaser or the Merger
Sub) shall be converted into the right to receive the Merger Consideration (as defined below) upon the terms and subject to the conditions set forth herein; and

     WHEREAS, the Board of Directors of the Company has unanimously (i) determined that each of the Offer and the Merger (as defined below) is advisable, fair to and in the best interests of the Company and its stockholders and (ii) resolved to recommend acceptance of the Offer and approval and adoption by the stockholders of the Company of this Agreement and the Merger on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Purchaser, the Merger Sub and the Company hereby agree as follows:








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                                    ARTICLE 1

                                    THE OFFER

     1.1 The Offer.

         (a) Provided that none of the conditions set forth in Annex I to this Agreement shall have occurred, the Merger Sub shall, not later than one business day after execution of this Agreement, publicly announce the transactions contemplated hereby, and not later than five business days after execution of this Agreement, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), an offer to purchase all Shares at a price of $9.50 per Share, net to the seller in cash (the "Offer," which term shall include any amendments to such Offer not prohibited by this Agreement) and, subject to a minimum number of Shares which, when added to the Shares, if any, beneficially owned by the Purchaser, its affiliates or the Merger Sub (excluding Shares beneficially owned by the Purchaser by virtue of the Shareholders Agreement (as defined below)) would constitute at least a majority of the outstanding Shares (on a fully-diluted basis) being validly tendered and not withdrawn prior to the expiration of the Offer (the "Minimum Condition") and the conditions set forth in Annex I of this Agreement, shall use its best efforts to consummate the Offer. The Offer shall be made by means of an offer to purchase containing the Minimum Condition and the conditions set forth in Annex I and no other conditions. Simultaneously with the commencement of the Offer, the Merger Sub shall file with the Securities and Exchange Commission (the "Commission") a Tender Offer Statement on Schedule 14D-1 with respect to the Offer (together with all amendments and supplements thereto, the "Schedule 14D-1"). The Schedule 14D-1 will include, as exhibits, the offer to purchase and a form of letter of transmittal (collectively, together with any amendments and supplements thereto, the "Offer Documents"). The Company and its counsel shall be given a reasonable opportunity to review and make comments with respect to the Schedule 14D-1 and the Offer Documents and all amendments and supplements thereto prior to their filing with the Commission or dissemination to stockholders of the Company.

         (b) The Merger Sub shall, and the Purchaser shall cause the Merger Sub to, accept for payment and as promptly as practicable pay for any Shares validly tendered on or prior to the expiration of the Offer and not withdrawn, subject to the satisfaction or waiver of the conditions set forth in Annex I hereto (the "Offer Conditions"). The Purchaser shall make available to the Merger Sub on a timely basis the funds necessary to accept for payment, and pay for, any Shares properly tendered pursuant to the Offer.

         (c) The Merger Sub will not, without the prior written consent of the Company (i) decrease the amount or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought in the Offer, (iii) impose additional conditions to the Offer, (iv) change any Offer Condition or amend any other term of the Offer if any such change or amendment would be adverse in any respect to the holders of Shares (other than the Purchaser or the Merger Sub),
(v) except as provided below, extend the Offer if all of the Offer Conditions have been satisfied or (vi) amend or waive the Minimum Condition. Subject to the terms and

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conditions hereof, the Offer shall expire at midnight, New York City time, on the date that is twenty (20) business days after the Offer is commenced (within the meaning of Rule 14d-2 under the Exchange Act) (the "Scheduled Expiration Date"); provided however, that without the consent of the the Company, the Merger Sub may (x) extend the Offer, if on the Scheduled Expiration Date of the Offer any of the Offer Conditions shall not have been satisfied or waived, for one (1) or more periods but in no event past 45 business days from the date the Offer is commenced unless the waiting, review and investigation periods applicable to the transactions contemplated by this Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott-Rodino Act") have not terminated or expired or the consents referred to in paragraph (h) of Annex I have not been obtained in which case not past the date set forth in Section 8.1(b), (y) extend the Offer for such period as may be required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer or (z) extend the Offer for one (1) or more periods (each such period to be for not more than three (3) business days and such extensions to be for an aggregate period of not more than five (5) business days beyond the latest expiration date that would otherwise be permitted under clause (x) or (y) of this sentence) if on such expiration date there shall not have been tendered that number of Shares which would equal more than ninety percent of the issued and outstanding Shares. The Merger Sub agrees that if all of the Offer Conditions are not satisfied on the Scheduled Expiration Date, then, provided that all such conditions are and continue to be reasonably probable of being satisfied by the date that is 35 business days from the date the Offer is commenced, the Merger Sub shall extend the Offer for one or more periods of not more than five (5) business days each if requested to do so by the Company; provided that the Merger Sub shall not be required to extend the Offer beyond the date that is 35 business days from the date the Offer is commenced or, if earlier, the date of termination of this Agreement in accordance with the terms hereof.

     1.2 Company Action.

         (a) The Company hereby consents to the Offer and represents that its Board of Directors has unanimously (i) approved the Offer and the Merger, has determined that this Agreement and the Offer are fair to and advisable and in the best interest of the Company and its stockholders and has resolved to recommend acceptance of the Offer to the Company's stockholders, and that the stockholders tender their Shares in the Offer and, if applicable, vote to approve and adopt this Agreement and the Merger; provided, however, that such recommendation may be withdrawn or modified to the extent permitted in this Agreement, and (ii) taken all action necessary to render Section 203 of the Delaware Law (as defined below) inapplicable to the Offer, the Merger, this Agreement and the Tender and Option Agreement, dated as of the date hereof, among the Purchaser, the Merger Sub and each of the persons listed on Schedule A thereto (the "Shareholders Agreement") or any of the transactions contemplated hereby or thereby. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board of Directors described in the first sentence of this Section 1.2. The Company represents that it has received the opinion of Goldman, Sachs & Co., dated as of the date hereof, to the effect that the $9.50 per Share in cash to be received by the holders of Shares (other than the Purchaser or any subsidiary thereof) in the Offer and the Merger is fair from a financial point of view to such holders.

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         (b) Simultaneously with, or as promptly as possible after, the commencement of the Offer, the Company shall file with the Commission and mail to the holders of Shares a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9"), which shall reflect the recommendation of the Board of Directors referred in clause (a)(i) of Section 1.2; provided that prior to the filing of such Schedule 14D-9, the Company shall have provided the Merger Sub's counsel with a reasonable opportunity to review and make comments with respect to such
Schedule 14D-9. Such recommendation shall not be withdrawn or adversely modified except by resolution of the Board of Directors adopted in the exercise of applicable fiduciary duties upon the advice of outside legal counsel and in accordance with this Agreement.

         (c) Each of the Purchaser and the Merger Sub will take all steps necessary to ensure that the Offer Documents, and the Company will take all steps necessary to ensure that the Schedule 14D-9, to be filed with the Commission and to be disseminated to holders of the Shares, comply with, and are filed in each case as and to the extent required by, applicable Federal and state securities laws. The Company agrees to provide the Merger Sub and its counsel with copies of any written comments that the Company or its counsel may receive from the Commission or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments, and each of the Purchaser and the Merger Sub agrees to provide the Company and its counsel with copies of any written comments that the Purchaser, the Merger Sub or their counsel may receive from the Commission or its staff with respect to the Offer Documents promptly after the receipt of such comments.

         (d) The Company shall promptly furnish the Merger Sub with mailing labels containing the names and addresses of the record holders and, if available, of non-objecting beneficial owners of Shares and lists of securities positions of Shares held in stock depositories, each as of the most recent practicable date, and shall from time to time furnish the Merger Sub with such additional information, including updated or additional lists of the stockholders, mailing labels and lists of securities positions, and other assistance as the Merger Sub may reasonably request in order to be able to communicate the Offer to the stockholders of the Company. Subject to the requirements of law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, the Purchaser and the Merger Sub and each of their affiliates shall use such lists, labels and additional information only in connection with the Offer and Merger and treat all information in such labels, lists and additional information as "Confidential Material" in accordance with the Confidentiality Agreement, dated April 5, 1999, and amended on October 7, 1999, between the Purchaser and the Company (the "Confidentiality Agreement").

     1.3 Directors. Promptly upon the payment for any Shares by the Merger Sub pursuant to the Offer as a result of which the Purchaser, the Merger Sub and any of their affiliates beneficially own (excluding Shares held by the Company) at least a majority of the outstanding Shares and from time to time thereafter, the Company shall increase the size of its Board of Directors to seven (7) members and the Merger Sub shall be entitled to designate members of the Company's Board of Directors such that the Merger Sub, subject to compliance with Section


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14(f) of the Exchange Act, will have a number of representatives on the Board of
Directors, rounded up to the next whole number, equal to the product obtained by multiplying seven (7) by the percentage of Shares beneficially owned by the Purchaser and any of its subsidiaries. The Company shall, upon request by the Merger Sub, promptly increase the size of the Board of Directors to the extent permitted by its Certificate of Incorporation and/or use its best efforts to secure the resignations of such number of directors as is necessary to enable the Merger Sub's designees to be elected to the Board of Directors and shall use its best efforts to cause the Merger Sub's designees to be so elected; provided, however, that, in the event that the Merger Sub's designees are appointed or elected to the Company's Board of Directors, until the Effective Time (as defined below) the Company's Board of Directors shall have at least one director who is a director on the date hereof and who is neither an officer of the Company nor a stockholder, affiliate or associate (within the meaning of the Federal securities laws) of the Purchaser (one or more of such directors, the "Continuing Directors"); provided, further, that if no Continuing Directors remain, the other directors shall designate one person to fill one of the vacancies who shall not be either an officer of the Company or a stockholder, affiliate or associate of the Purchaser, and such Person shall be deemed to be a Continuing Director for the purposes of this Agreement. At the request of the Merger Sub, the Company shall take, at its expense, all action necessary to effect any such election, including the mailing to its stockholders of the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, in form and substance reasonably satisfactory to the Merger Sub and its counsel. The Purchaser and the Merger Sub will supply to the Company and be solely responsible for any written information so provided by it or its affiliates with respect to its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14-f-1.

     Notwithstanding anything in this Agreement to the contrary, if the Merger Sub's designees are elected to the Company's Board of Directors, after the acceptance for payment and purchase of Shares pursuant to the Offer and prior to the Effective Time (i) the affirmative vote of a majority of the Continuing Directors shall be required to amend or terminate this Agreement on behalf of the Company, amend the Company's certificate of incorporation, or the Company's By-laws, exercise or waive any of the Company's rights or remedies hereunder, extend the time for performance of the Purchaser or the Merger Sub's obligations hereunder, or take any other action by the Company in connection with this Agreement required to be taken by the Company's Board of Directors, and any such actions when so taken shall be deemed to constitute the action of the full Board of Directors of the Company and any committee specifically designated by the Company Board of Directors to approve the actions contemplated hereby, and (ii) neither the Merger Sub nor the Purchaser shall, directly or indirectly, cause the Company to breach its obligations hereunder.

                                    ARTICLE 2

                                   THE MERGER

     2.1 The Merger. At the Effective Time (as defined in Section 2.3), in accordance with this Agreement and the Delaware General Corporation Law, as amended (the "Delaware Law"), the Merger Sub (or another direct or indirect wholly-owned subsidiary of the Purchaser) shall be


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merged with and into the Company (the "Merger"), the separate existence of the
Merger Sub (except as may be continued by operation of law) shall cease, and the Company shall continue as the surviving corporation under the corporate name it possesses immediately prior to the Effective Time. The Company, in its capacity as the corporation surviving the Merger, sometimes is referred to herein as the "Surviving Corporation." Notwithstanding the foregoing, the Merger Sub may revise the structure of the Merger (including merging the Company into the Merger Sub or merging the Company with or into another direct or indirect wholly-owned subsidiary of the Purchaser) provided that any such restructuring does not adversely affect the stockholders of the Company and does not cause the Company to breach its representations and warranties hereunder.

     2.2 Effect of the Merger. The Surviving Corporation shall possess all the rights, privileges, immunities and franchises, both public and private, of the Merger Sub and the Company (collectively, the "Constituent Corporations"); shall be vested with all property, whether real, personal, or mixed, and all debts due on whatever account, including subscriptions to shares, and all other choses in action, and all and every other interest belonging to or due to each of the Constituent Corporations; and shall be responsible and liable for all the obligations and liabilities of each of the Constituent Corporations, all with the effect set forth in the Delaware Law.

     2.3 Consummation of the Merger. As soon as is practicable after the satisfaction or waiver, if possible, of the conditions set forth in Article 7, and in no event later than five business days after such satisfaction or waiver, the parties hereto will cause an Agreement or Certificate of Merger to be filed with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of applicable law using the procedures permitted in Section 253 (if possible) or Section 251 of the Delaware Law. The Merger shall be effective at the time of the filing of the Agreement or Certificate of Merger with the Secretary of State of the State of Delaware (the "Effective Time").

     2.4 Certificate of Incorporation and By-Laws; Directors and Officers. The Certificate of Incorporation and By-Laws of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation immediately after the Effective Time and shall thereafter continue to be its Certificate of Incorporation and By-Laws until amended as provided therein and under the Delaware Law. The directors and officers of the Merger Sub holding office immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation immediately after the Effective Time.

     2.5 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Merger Sub, the Company or the holder of any of the following securities:

         (a) Each Share issued and outstanding immediately prior to the Effective Time, other than Shares to be cancelled pursuant to Section 2.5(b) hereof, shall automatically be cancelled and extinguished and, other than Shares with respect to which appraisal rights are


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properly exercised ("Dissenting Shares"), be converted into and become a right to receive in cash the highest price per share paid pursuant to the Offer (the "Merger Consideration").

         (b) Each Share issued and outstanding immediately prior to the Effective Time and held in the treasury of the Company or owned by the Purchaser or any subsidiary thereof shall automatically be cancelled and retired and no payment shall be made with respect thereto.

         (c) Each share of the Merger Sub's Common Stock, par value $.01 per share, issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one validly issued, fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.

         (d) The holders of Dissenting Shares, if any, shall be entitled to payment for such shares only to the extent permitted by and in accordance with the provisions of Section 262 of the Delaware Law; provided, however, that if, in accordance with such Section of the Delaware Law, any holder of Dissenting Shares shall (i) subsequently withdraw his demand for payment for such shares, or (ii) fail to maintain a petition for appraisal as provided in such Section; or if neither any holder of Dissenting Shares nor the Surviving Corporation has filed suit as provided in Section 262 of the Delaware Law, such holder or holders (as the case may be) shall forfeit such right to payment of such Shares, and such Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration.

     2.6 Company Stock Options. Each holder of then outstanding options, warrants or other rights to acquire Shares ("Options") granted under any employee or non-employee compensation plan, agreement or arrangement of the Company (the "Stock Plans") that are fully vested at the Effective Time in accordance with the respective Stock Plan shall be entitled, at the Effective Time, to receive payment with respect thereto in accordance with the provisions of Section 6.3(a) hereof.

     2.7 Surrender of Shares; Stock Transfer Books.

         (a) Prior to the Effective Time, the Merger Sub shall designate a bank or trust company reasonably satisfactory to the Company to act as agent for the holders of Shares (the "Exchange Agent") to receive the Merger Consideration, and at or immediately following the Effective Time, the Purchaser shall take all steps necessary to cause the Merger Sub to have sufficient funds to be able to provide the Exchange Agent with the funds necessary to make the payments contemplated by this Article II.

         (b) Promptly after the Effective Time, the Exchange Agent shall mail to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 2.5(a) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates previously representing Shares to be exchanged pursuant to the Merger (the "Certificates") shall pass, only upon proper delivery of such Certificates to the Exchange Agent) and instructions for use thereof in effecting the


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surrender of the Certificates. Upon surrender to the Exchange Agent of the
Certificates, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be requested, the Exchange Agent shall promptly deliver to the persons entitled thereto the Merger Consideration payable in respect of the Shares represented by the Certificates, and the Certificates shall forthwith be cancelled. Until so surrendered and exchanged, each such Certificate (other than Certificates representing Shares held in the treasury of the Company, by the Merger Sub or any subsidiary of the Purchaser and Dissenting Shares) evidencing Shares shall, after the Effective Time, be deemed to evidence only the right to receive the Merger Consideration.

         (c) If delivery of the Merger Consideration in respect of cancelled Shares is to be made to a person other than the person in whose name a surrendered Certificate or instrument is registered, it shall be a condition to such delivery or payment that the Certificate or instrument so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such delivery or payment shall have paid any transfer and other taxes required by reason of such delivery or payment in a name other than that of the registered holder of the Certificate or instrument surrendered or shall have established to the satisfaction of the Surviving Corporation or the Exchange Agent that such tax either has been paid or is not payable.

         (d) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. From and after the Effective Time, holders of Certificates evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by law. No interest shall be paid or accrue on any portion of the Merger Consideration.

         (e) Notwithstanding anything to the contrary in this Section 2.7, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of Shares for any amount properly paid to a public official pursuant to any applicable property, escheat or similar law.

     2.8 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting of such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration pursuant to this Agreement.

     2.9 Taking of Necessary Action; Further Action. The Purchaser, the Merger Sub and the Company, respectively, shall use all reasonable efforts to take all such action as may be reasonably necessary or appropriate in order to effectuate the Offer and the Merger as promptly as possible and to carry out the transactions provided for herein or contemplated hereby. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all


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assets, property, rights, privileges, immunities, powers and franchises of either of the Constituent Corporations, the officers and directors of the Surviving Corporation are fully authorized in the name of either of the Constituent Corporations or otherwise to take, and shall take, all such action.

                                    ARTICLE 3

             REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND THE
                                   MERGER SUB

     The Purchaser and the Merger Sub hereby agree and represent and warrant to the Company as follows:

     3.1 Organization and Qualification. Each of the Purchaser and the Merger Sub has been duly incorporated and is validly existing as a corporation in good standing under the laws of Delaware and has the requisite corporate power to carry on its respective business as now conducted. Each of the Purchaser and the Merger Sub is duly qualified as a foreign corporation in good standing in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, assets, revenues, operations or financial condition of the Purchaser and its subsidiaries, taken as a whole. As of the date of this Agreement, the Purchaser and the Merger Sub have no obligations or liabilities, and none of such parties are parties to any litigation, which in any case if paid or adversely determined would have a material effect on their ability to consummate the transactions contemplated by this Agreement. The Merger Sub is a wholly-owned subsidiary of the Purchaser. The Certificate of Incorporation and By-Laws of the Merger Sub contain no provisions which would have a material adverse effect on the Merger Sub's ability to consummate the transactions contemplated by this Agreement.

     3.2 Authority Relative to this Agreement. Each of the Purchaser and the Merger Sub has the requisite corporate power and authority to enter into this Agreement and the Shareholders Agreement, as applicable, and to carry out its respective obligations hereunder and thereunder. The execution and delivery of this Agreement and the Shareholders Agreement, as applicable, by the Purchaser and the Merger Sub, as applicable, and the consummation by the Purchaser and the Merger Sub, as applicable, of the transactions contemplated hereby and thereby have been duly authorized by the respective Boards of Directors of the Purchaser and the Merger Sub, as applicable, by the Purchaser as the sole stockholder of the Merger Sub, and no other corporate proceedings, including the vote of the stockholders of the Purchaser, on the part of the Purchaser or the Merger Sub are necessary to authorize this Agreement or the Shareholders Agreement, as applicable, or commence the Offer and consummate the transactions contemplated hereby and thereby. This Agreement and the Shareholders Agreement, as applicable, have been duly executed and delivered by the Purchaser and the Merger Sub and constitute valid and binding obligations of each such company, as applicable, enforceable in accordance with their terms subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting or relating to the enforcement of creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether


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enforcement is sought in a proceeding at law or in equity). Neither the
Purchaser nor the Merger Sub is subject to or obligated under any provision of
(a) its Certificate of Incorporation or By-Laws, or (b) any contract, indenture, instrument, or other agreement, or (c) any license, franchise or permit, or (d) any law, regulation, order, judgment or decree, which would be breached, violated or defaulted or in respect of which a right of termination or acceleration or any encumbrance on any of its assets could be created by its execution, delivery and performance of this Agreement or the Shareholders Agreement, as applicable, and the consummation by it of the transactions contemplated hereby and thereby, other than any such breaches, violations, defaults, rights of termination or acceleration, or encumbrances, which will not, individually or in the aggregate, have a material adverse effect on the ability of the Merger Sub to consummate the Offer or the Merger. Other than in connection with or in compliance with the provisions of the Delaware Law, the Exchange Act, the Hart-Scott-Rodino Act, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of the Purchaser or the Merger Sub for the consummation by the Purchaser and the Merger Sub of the transactions contemplated by this Agreement or the Shareholders Agreement, as applicable, other than filings with such foreign jurisdictions in which subsidiaries of the Company are organized which may require filings to be made in connection with the transfer of control of such subsidiaries, and the Purchaser and the Merger Sub each agrees to make any and all such filings on or prior to the Effective Time if any of such parties are required to make such filings under applicable law.

     3.3 Offer Documents; Proxy Information. The Offer Documents shall in all material respects conform with the requirements of the Exchange Act and the rules and regulations thereunder (except that the foregoing representation shall not apply with respect to the accuracy of information relating to the Company which has been excerpted or derived from public sources or furnished in writing by the Company specifically for inclusion in the Offer Documents). As of their respective dates, and on the date they are first published, sent or given to holders of Shares, the Offer Documents, taken as a whole, shall not contain any misstatement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading. The Purchaser and the Merger Sub agree to correct the Schedule 14D-1 and the other Offer Documents if and to the extent that any of them shall become false or misleading in any material respect, and the Purchaser and the Merger Sub further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable law. The information supplied by the Purchaser for inclusion in the proxy statement to be sent to the stockholders of the Company in connection with the meeting of the Company's stockholders to consider the Merger, or the information statement to be sent to such stockholders, as appropriate, shall not, on the date the proxy statement or information statement (including any amendments or supplements thereto) is first mailed to stockholders, at the time of such stockholders' meeting, if any, or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for such stockholders' meeting which has become false or misleading.

     3.4 Financing. The Purchaser and the Merger Sub have available financing in an amount sufficient to consummate the Offer and the Merger.

     3.5 No Violation of the Margin Rules. None of the transactions contemplated by this Agreement will violate or result in the violation of Section 7 of the Exchange Act or any regulation promulgated pursuant thereto, including, without limitation, Regulations G, T, U or X of the Board of Governors of the Federal Reserve System.

     3.6 No Prior Activities. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement or the Shareholders Agreement and the transactions contemplated hereby or thereof, the Merger Sub has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any person.

                                    ARTICLE 4

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to the Purchaser and the Merger Sub, except as set forth in the Disclosure Schedule which was dated and delivered to the Purchaser and the Merger Sub on the date hereof, as follows:

     4.1 Organization and Qualification. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of Delaware. The Company is duly qualified as a foreign corporation in good standing in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect, individually or in the aggregate, on the business, liabilities, revenues, operations, results of operations or financial condition of the Company and its subsidiaries, taken as a whole ("Company Material Adverse Effect"), other than changes (and the effects of changes) in general economic conditions and any change, circumstance or effect relating generally to the industries in which the Company operates and not specifically relating to the Company or its subsidiaries. The Company has full corporate power and authority to own its properties and conduct its business as presently owned and conducted. The copies of the Certificate of Incorporation and By-Laws of the Company previously delivered to the Merger Sub are true, correct and complete as of the date hereof.

     4.2 Subsidiaries. Each subsidiary of the Company, all of which are listed in either Exhibit 21.1 to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1998 (the "Form 10-K Report") or the Disclosure Schedule, has been duly incorporated and is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation, is duly qualified as a foreign corporation in good standing in each jurisdiction in which the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified would not have a Company Material Adverse Effect, and has full corporate power and authority to own its properties and conduct its business as presently owned and conducted. The Company owns, directly or indirectly, all of the outstanding shares of capital stock of each such subsidiary free and clear of all liens, claims, charges or encumbrances except as disclosed in Schedule 4.2; there are no irrevocable proxies with respect to such shares; and all such shares are validly issued, fully paid and nonassessable. Except for the capital stock of such subsidiaries or otherwise as disclosed in Schedule 4.2 or the Form 10-K Report, the Company does not own, directly or indirectly, any investment in (a) any partnership, limited liability company or joint venture or (b) any equity or debt investment having either a fair market or face value or cost in excess of $100,000. Except as disclosed in Schedule 4.2, neither the Company nor any of its subsidiaries is obligated to make any payments in the form of earn-outs, deferred purchase price or other consideration in respect of the purchase price payable in connection with the acquisition of any subsidiary or business.

     4.3 Capitalization. The authorized capital stock of the Company consists of 40,000,000 Shares and 10,000,000 shares of preferred stock, $.01 par value ("Preferred Stock"). As of the date hereof, 17,277,054 Shares, and no shares of Preferred Stock, are issued and outstanding. All issued and outstanding Shares are duly authorized and issued, and are fully paid and nonassessable. As of the date hereof, (a) 4,491,074 Shares are reserved for issuance pursuant to outstanding stock options and (b) 1,458,926 shares are reserved for future grants pursuant to the Stock Plans. Schedule 4.3 sets forth a complete and correct list of the Company's outstanding stock options, including for each the name of the option holder, the date of grant, the plan under which the option (or any portion thereof) was granted, and the next occurring date and the number of Shares as to which any portion of the option becomes exercisable. Except as otherwise described in Schedule 4.3, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating the Company or any of its subsidiaries to issue or sell any shares of, or make any payments based on the value or appreciation of any, capital stock of the Company or any of its subsidiaries or securities or obligations of any kind convertible into or exchangeable for any shares of capital stock of the Company, any of its subsidiaries or any other person. The holders of outstanding Shares are not entitled to any contractual or statutory preemptive or other similar rights. Upon consummation of the Merger in accordance with the terms of this Agreement, the Merger Sub will own the entire equity interest in the Company, and there will be no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating the Company or any of its subsidiaries to issue or sell any shares of capital stock of the Company or of any of its subsidiaries.

     4.4 Authority Relative to this Agreement. The Company has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and unanimously authorized by the Board of Directors of the Company and, except for the approval of its stockholders (if required) as set forth in Section 6.1, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting or relating to the enforcement of creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Neither the Company nor any of its subsidiaries is subject to or obligated under any provision of (a) its Certificate or Articles of Incorporation or By-Laws, (b) except as set forth in the Disclosure Schedule, any material contract, (c) any license, franchise or permit, or (d) any law, regulation, order, judgment or decree, which would be breached or violated or in respect of which a right of termination or acceleration or any encumbrance on any of its or any of its subsidiaries' assets could be created by the Company's execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby, other than, in the case of clause (c) or (d), any such breaches, violations, rights or encumbrances which will not, individually or in the aggregate, have a Company Material Adverse Effect. Other than in connection with or in compliance with the provisions of the Delaware Law, the Exchange Act and the Hart-Scott-Rodino Act, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement.

     4.5 Commission Filings. The Company has heretofore delivered to the Merger Sub copies of the Company's (a) Form 10-K Report, (b) quarterly reports or Form 10-Q for each fiscal quarter of the Company during the Company's fiscal year ended September 30, 1999, and (c) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) during 1998 and 1999, in each case as filed with the Commission. The Company has heretofore made available to the Merger Sub all other reports, registration statements and other documents filed by the Company with the Commission under the Exchange Act and the Securities Act. All such documents described in the first two sentences of this section are collectively referred to herein as the "Commission Filings." Except as set forth on the Disclosure Schedule, the Company has not filed any Form 8-K Reports with the Commission since September 30, 1998. The Company has timely filed all reports, registration statements and other documents required to be filed with the Commission under the rules and regulations of the Commission, and all Commission Filings complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be. As of their respective dates, the Commission Filings (including in all cases any exhibits or schedules thereto or documents incorporated therein by reference) did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     4.6 Financial Statements and Related Data. The audited consolidated financial statements of the Company included in the Form 10-K Report have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended. The unaudited consolidated financial statements of the Company included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 and the unaudited consolidated financial statements of the Company for the fiscal year ended September 30, 1999 (attached hereto as Schedule 4.6) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved

(except that such financial statements are unaudited, subject to normal year end adjustments, none of which will be material, and do not contain all of the footnote disclosure required by generally accepted accounting principles) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the date thereof and the consolidated results of their operations and changes in financial position for the period then ended.

     4.7 Absence of Certain Changes or Events. Except as contemplated by this Agreement, or reflected in any financial statement or note thereto referred to in Section 4.6 or reflected in the Disclosure Schedule, or reflected in any Commission Filing filed prior to the date hereof, since September 30, 1998, there has not been (a) any change having a Company Material Adverse Effect; (b) any damage, destruction or loss, whether covered by insurance or not, having a Company Material Adverse Effect; (c) any entry by the Company or any subsidiary into any commitment or transaction material to the Company and its subsidiaries taken as a whole, which is not in the ordinary course of business; (d) any change by the Company in accounting principles or methods except insofar as may be required by a change in generally accepted accounting principles; (e) any declaration, payment or setting aside for payment of any dividends or purchase or redemption of any securities of the Company or (f) any entering into or modification of any employment or severance contract with any executive officer of the Company or any of its subsidiaries or any increase in compensation payable by the Company or any of its subsidiaries to any of their executive officers or any increase, which individually or in the aggregate exceeds $200,000, under any bonus, pension or benefit plan.

     4.8 Litigation. Except as previously disclosed in the Commission Filings filed prior to the date hereof or as set forth on Schedule 4.8(a), no action, suit, claim, proceeding, investigation, compliance review, or other legal or administrative proceeding is pending or, to the knowledge of any of the persons listed on Schedule 4.8(b) (the "Company's Knowledge"), threatened at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any federal, state, or local government or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators (a "Claim") which is Material (as defined in this Section 4.8) against (i) the Company, (ii) or any of its subsidiaries or (iii) against any of the officers or directors of the Company or any of its subsidiaries with respect to the Company or its subsidiaries or the business or property of the Company or its subsidiaries; nor does a state of facts exist which could give rise to such a Claim. For purposes of this Section 4.8, a Claim is "Material" if such a Claim
(i) seeks damages in an amount exceeding applicable insurance coverage by $1 million, (ii) seeks damages in an unspecified amount and such damages could exceed applicable insurance coverage by $1 million or (iii) seeks equitable or other relief which could have a Company Material Adverse Effect.

     4.9 Liabilities. Except as disclosed in Schedule 4.9, the financial statements described in Section 4.6 or in any Commission Filings prior to the date hereof, neither the Company nor any of its subsidiaries has any material obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to the Company, whether due or to become due) other than liabilities incurred since September 30, 1999 in the ordinary course of business consistent with past practice, which in the aggregate are not material to the Company and its subsidiaries, taken as a whole.

     4.10 Environmental Matters. The Company and its subsidiaries have obtained all material permits, licenses and other authorizations which are required under applicable federal, state, local and foreign laws or regulations relating to public health and safety, worker health and safety, pollution or protection of the environment, including those relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes (collectively, "Environmental Laws"), except where its failure to obtain the same would not have a Company Material Adverse Effect. The Company and its subsidiaries have complied and are in compliance with all terms and conditions of any and all permits, licenses, and authorizations required by Environmental Laws, and with all other applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law, or any notice or demand letter issued, entered, promulgated or approved thereunder, except where the failure to comply would not have a Company Material Adverse Effect.

     4.11 Employee Benefit Plans.

         (a) Schedule 4.11(a) hereto sets forth a list of all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other material employee benefit or compensation arrangements or policies (whether or not written, whether U.S. or foreign, and whether or not subject to ERISA), including, without limitation, any such arrangements providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock purchase plan, stock options (including those held by directors, employees, and consultants), hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, that are maintained by the Company, any subsidiary of the Company or any Company ERISA Affiliate (as defined in this Section 4.11) or with respect to which the Company, any subsidiary of the Company or any Company ERISA Affiliate has or may have any liability, contingent or otherwise (the "Company Employee Benefit Plans").

         (b) The Company has made available to the Purchaser a complete and current copy of each Company Employee Benefit Plan document or a written description of any unwritten Company Employee Benefit Plan; any employee handbook applicable to employees of the Company or any subsidiary; and with respect to any Company Employee Benefit Plan, any related trust agreement or insurance contract; the most recent summary plan description, the most recent IRS determination letter (including IRS determination upon termination of any Company Employee Benefit Plan), and the two most recent (i) Forms 5500 and attached schedules; (ii) audited financial statements and (iii) participant account and valuation reports.

         (c) None of the Company Employee Benefit Plans is a "multiemployer plan," as defined in Section 4001(a)(3) of ERISA (a "Multiemployer Plan"), and neither the Company nor any subsidiary of the Company or Company ERISA Affiliate presently contributes to or has contributed to such a plan.

         (d) Except as set forth on Schedule 4.11(d) or as provided in Part 6 of Title I of ERISA, none of the Company, any subsidiary of the Company or any Company ERISA Affiliate maintain or contribute to any plan or arrangement which provides or has any liability to provide life insurance or medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment, and none of the Company, any subsidiary of the Company or any Company ERISA Affiliate have represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided.

         (e) Except as provided for in the Options set forth in Schedule 5.1(b), the execution of, and performance of the transactions contemplated in, this Agreement will not, either alone or upon the occurrence of subsequent events, result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any individual. There are no severance agreements, severance policies, employment agreements or other promises applicable to the Company, any subsidiary of the Company or any Company ERISA Affiliate in the event of a change of control of the Company. Except as previously disclosed in writing to the Purchaser, no payment or benefit which will or may be made by the Company, the Purchaser, the Merger Sub or any of their subsidiaries or affiliates with respect to any employee of the Company, any subsidiary of the Company or any Company ERISA Affiliate will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended.

         (f) Each Company Employee Benefit Plan that is intended to qualify under Section 401 of the Code, and each trust maintained pursuant thereto, has been determined to be so qualified and exempt from federal income taxation under
Section 501 of the Code by the IRS, and, to the Company's Knowledge, nothing has occurred with respect to the operation or organization of any such Company Employee Benefit Plan that would cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code. No Company Employee Benefit Plan is a "defined benefit plan" within the meaning of Section 3(35) of ERISA, and neither the Company nor any subsidiary of the Company or any Company ERISA Affiliate maintains or has maintained such a plan in the last five years.

         (g) Except as set forth on Schedule 4.11(g), no Company Employee Benefit Plan covers employees other than employees of the Company, any subsidiary of the Company or any Company ERISA Affiliate. None of the Company, any subsidiary of the Company or any Company ERISA Affiliate has communicated to present or former employees of the Company, any subsidiary of the Company or Company ERISA Affiliate, or formerly adopted or authorized, any additional employee benefit plan or program or any change in or termination of any existing Company Employee Benefit Plan.

         (h) (i) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Employee Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any permitted extensions), and have been properly accrued and reflected on the Company's financial statements, (ii) each of the Company, any subsidiary of the Company and any Company ERISA Affiliate have complied in all material respects with any notice, reporting and documentation requirements of ERISA and the Code, (iii) there are no pending actions, claims (other than routine claims for benefits) or lawsuits which have been asserted, instituted or, to the Company's Knowledge, threatened, in connection with any of the Company Employee Benefit Plans, and (iv) the Company Employee Benefit Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA and the Code (including rules and regulations thereunder) and other applicable federal and state laws and regulations.

         (i) Schedule 4.11(i) sets forth a complete list of all amounts outstanding relating to bonuses payable to employees and any obligation to pay bonuses to employees relating to the Company's performance, the employees' performance or the transactions contemplated hereby.

         (j) No compensation paid to any employees of the Company or its subsidiaries will result in any material nondeductibility under Section 162(m) of the Code.

         (k) The Company has provided, or will promptly provide, all notices to holders of Options required under any Stock Plan or otherwise in connection with the Offer and the other transactions contemplated hereby.

         (l) No Company Employee Benefit Plan is currently under governmental investigation or audit, and to the Company's Knowledge, no such investigation or audit is threatened.

         (m) With respect to Company Employee Benefit Plans that are not U.S. plans ("Foreign Plans"), if any, (i) each Foreign Plan covers only employees of a single company and no other employee and covers only employees who are in a single country; (ii) each Foreign Plan and the manner in which it has been administered satisfy in all material respects all applicable laws and regulations, (iii) all contributions to each Foreign Plan required through the Effective Date will be made by the Company or a subsidiary; and (iv) each Foreign Plan is either fully funded (or fully insured) based upon generally accepted local actuarial and accounting practice and procedure or appropriate liabilities for each Foreign Plan are fully reflected on the Company's financial statements dated September 30, 1999.

     For purposes of this Agreement, "Company ERISA Affiliate" means any business or entity which is a member of the same "controlled group of corporations," under "common control" or a member of an "affiliated service group" with the Company within the meanings of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with the Company under Section 414(o) of the Code, or is under "common control" with the Company, within the meaning of
Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections.

     4.12 Labor and Employment Matters.

         (a) (i) Except as set forth on Schedule 4.12(a)(i), there are no controversies pending or, to the Company's Knowledge, threatened, between the Company or any of its subsidiaries and any group of their respective employees;
(ii) neither the Company nor, to the Company's Knowledge, any of its subsidiaries, is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its subsidiaries nor to the Company's Knowledge, except as set forth on Schedule 4.12(a)(ii), have there been any activities or proceedings of any labor union to organize any such employees during 1998 or 1999; (iii) neither the Company nor any of its subsidiaries has breached or otherwise failed to comply with any provision of any such agreement or contract and there are no grievances outstanding against any such parties under any such agreement or contract; (iv) there are no unfair labor practice complaints pending against the Company or any of its subsidiaries before the National Labor Relations Board or any current union representation questions involving employees of the Company or any of its subsidiaries; and (v) to the Company's Knowledge, there are no strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its subsidiaries. No consent of any union which is a party to any collective bargaining agreement with the Company is required to consummate the transactions contemplated by this Agreement. The Company is in and has been in compliance with all federal, state and local laws relating to employment (including employment discrimination), wages and hours, working conditions, occupational safety, workers compensation and the payment of social security and other payroll related taxes, except where noncompliance would not reasonably be expected to have a Company Material Adverse Effect and neither the Company nor its subsidiaries have received any written notice alleging a failure to comply in any material respect with any such laws, rules or regulations.

         (b) Except as set forth on Schedule 4.12(b), within the 90 days prior to the date hereof, (i) neither the Company nor any subsidiary has effectuated
(x) a "plant closing" (as defined in the Worker Adjustment and Retraining Notification Act, 29 U.S.C. 'SS'2101, et seq., the "WARN Act") affecting any site of employment or one or more facilities or operating units within any site of employment or facility, or (y) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) neither the Company nor any subsidiary has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar foreign, state or local law, and (iii) no employee of the Company or any subsidiary has suffered an "employment loss" (as defined in the WARN Act).

         (c) The Executive Employment Agreement, dated as of September 19, 1996, by and between the Company and P. Quentin Bourjeaurd (the "Executive"), as amended by the letter agreement dated October 31, 1999 (a copy of such amendment is set forth on Schedule 4.12(c)), has been duly executed and delivered by the Company and the Executive and constitutes a valid and binding obligation of the Executive, enforceable in acccordance with its terms subject to applicable bankruptcy, insolvency, moratorium and similar laws affecting or relating to the enforcement of creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

     4.13 Offer Documents. Neither the Schedule 14D-9 nor any of the information supplied by the Company for inclusion in the Offer Documents shall, at the respective times the Schedule 14D-9, the Offer Documents or any such amendments or supplements are filed with the SEC or are first published, sent or given to stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. In the event that the Merger Sub has not designated a majority of the members of the Company's Board of Directors pursuant to the terms of Section 1.3 hereof and a stockholder vote is required, all information supplied by the Company for inclusion in any proxy or information statement filed with the Commission and sent or given to stockholders pursuant to Section 6.2 hereof shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading at the time of filing with the Commission, mailing to stockholders, any meeting of stockholders or the Effective Time. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information which is supplied in writing by the Purchaser or the Merger Sub specifically for inclusion and which is contained in any of the foregoing documents or which is excerpted or derived from public sources.

     4.14 Intellectual Property; Year 2000.

         (a) The Company and its subsidiaries own the entire right, title and interest in and to or have the right to use (pursuant to valid and defensible license arrangements), all Intellectual Property (as defined below) used or held for use in, or otherwise necessary for, the operation of their respective businesses, except as set forth in Schedule 4.14(a) or as would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Schedule 4.14(a), there are no pending, or to the Company's Knowledge, threatened proceedings or litigation or other adverse claims affecting or relating to any such Intellectual Property, nor, to the Company's Knowledge, any reasonable basis upon which a claim may be asserted by or against the Company or any of its subsidiaries for infringement of any such Intellectual Property that, in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. As used herein, "Intellectual Property" means all industrial and intellectual property rights, including proprietary technology, patents, patent applications, trademarks, trademark applications and registrations, servicemarks, servicemark applications and registrations, trade dress, copyrights, internet domain names, software, know-how, licenses, trade secrets, proprietary processes, formulae and customer lists.

         (b) The officers and employees of the Company or its subsidiaries and the consultants to the Company or its subsidiaries listed on Schedule 4.14(b) have executed agreements containing provisions regarding protection of proprietary information and confidentiality, true and complete copies of which have previously been provided to the Purchaser by the Company, and other employees, consultants and contractors have executed such an agreement. All computer software included in the Company's or its Subsidiaries' products (i) has been either created by employees of the Company or its subsidiary within the scope of their employment or otherwise on a work-for-hire basis or by consultants or contractors who have created such software themselves and have assigned, except as otherwise specifically set forth in the agreements with the consultants listed on Schedule 4.14(b) (true and complete copies of such agreements have heretofore been delivered to the Purchaser) all right, title and interest they have in such software to the Company or its subsidiary or (ii) is licensed to the Company or its subsidiary pursuant to valid and binding agreements.

         (c) The computer systems of the Company and its subsidiaries are Year 2000 Compliant in all material respects. All inventory, products and material independently developed applications of the Company and its subsidiaries that are, consist of, include or use computer software are Year 2000 Compliant in all material respects. The Company has contacted its principal vendors of hardware and software and other persons with whom the Company has material business relationships and all such vendors and other persons have notified the Company that their hardware and software are Year 2000 compliant to the extent affecting the Company in any material respect. To the Company's Knowledge, any failure on the part of the customers of, and suppliers to, the Company and its subsidiaries to be Year 2000 Compliant by December 31, 1999 will not have or be likely to have a Company Material Adverse Effect. The term "Year 2000 Compliant," with respect to a computer system or software program, means that such computer system or program: (i) is capable of recognizing, processing, managing, representing, interpreting and manipulating correctly date-related data for dates earlier and later than January 1, 2000, including, but not limited to, accepting date input, providing date output and performing calculations on dates or portions of dates; (ii) has the ability to provide date recognition for any data element without limitation and respond to two digit year date input in a way that resolves the ambiguity as to century in a disclosed, defined and predetermined manner; (iii) has the ability to function automatically into and beyond the year 2000 without human intervention; (iv) has the ability to interpret data, dates and time correctly into and beyond the year 2000; (v) has the ability not to produce noncompliance in existing data, nor otherwise corrupt such data, into and beyond the year 2000; (vi) has the ability to process correctly after January 1, 2000, data containing dates before that date; (vii) has the ability to store and provide output of date information in ways that are unambiguous as to century; (viii) has the ability to function accurately and without interruption before, during and after January 1, 2000, without any change in operations associated with the advent of the new century; and (ix) has the ability to recognize all "leap year" dates, including February 29, 2000.

     4.15 Taxes. Each of the Company and its subsidiaries has timely filed (or there has been timely filed on its behalf) all federal, and all material state, local and foreign, tax returns and reports, that it was required to file. All such tax returns and reports were correct and complete in all material respects. All taxes owed by any of the Company and its subsidiaries have been paid except where the failure to pay would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid to any employee, independent contractor, creditor, stockholder, or other third party except where the failure to withhold or pay would not reasonably be expected to have a Company Material Adverse Effect. Neither the

Internal Revenue Service (the "IRS") nor any other taxing authority or agency is now asserting or, to the Company's Knowledge, threatening to assert against the Company or any of its subsidiaries any deficiency or claim for material additional taxes or interest thereon or penalties in connection therewith. As of the date hereof, neither the Company nor any of its subsidiaries has granted, or been requested to grant, any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any federal, state, local or foreign income tax. The accruals and reserves for taxes reflected in the balance sheet of the Company as of September 30, 1999 have been estimated in accordance with past practice and are adequate to cover all taxes accruable through such date (including interest and penalties, if any, thereon) in accordance with generally accepted accounting principles. Neither the Company nor any of its subsidiaries has made an election under Section 341(f) of the Code. The Company is not, and has not been during the period specified in
Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c) of the Code.

     4.16 Brokers, Advisors. No broker, finder or investment banker (other than Goldman, Sachs & Co.) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company. The Company has heretofore furnished to the Merger Sub a complete and correct copy of all agreements between the Company and Goldman, Sachs & Co. pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

     4.17 Product Liabilities. There are no material product warranty, product liability or similar claims pending, or to the Company's Knowledge, threatened, against the Company or any of its subsidiaries.

     4.18 Related Party Transactions. Except as set forth in the Schedule 4.18, or disclosed in the Commission Filings filed before the date hereof, no current or former stockholder, director, officer or key employee of the Company or any of its subsidiaries nor any "Associate" (as defined in Rule 405 promulgated under the Securities Act) of any such person, is presently or has been, directly or indirectly through his affiliation with any other person or entity, a party to any material transaction with the Company or any of its subsidiaries providing for the furnishing of services (except as an employee) by or to, or rental of real or personal property from or to, or otherwise requiring cash payments by or to any such person. In addition, except as set forth in the
Schedule 4.18 or disclosed in the Commission Filings filed before the date hereof, during such periods there was no relationship or transaction involving the Company or any of its subsidiaries which is described in Item 404 of Regulation S-K promulgated under the Securities Act.

     4.19. Suppliers and Customers. Schedule 4.19 sets forth a list of (a) the ten (10) largest suppliers of materials or services to the Company during the twelve month period ending September 30, 1999 (the "Major Suppliers") and (b) the ten (10) largest customers of products or services of the Company during the twelve month period ending September 30, 1999 (the "Major Customers"). Except as set forth on Schedule 4.19, no Major Supplier or Major Customer of the Company has during the last twelve months decreased materially or, to the Company's Knowledge, threatened to decrease or limit materially its purchase of products from, or provision of services or supplies to, as applicable, the Company. To the Company's Knowledge, there is no termination, cancellation or limitation of, or any material modification or change in, the business relationships of the Company with any Major Supplier or Major Customer that would reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Schedule 4.19, to the Company's Knowledge, there will not be any such change in relations with Major Suppliers or Major Customers of the Company or triggering of any right of termination, cancellation or penalty or other payment in connection with or as a result of transactions contemplated by this Agreement which would reasonably be expected to have a Company Material Adverse Effect.

     4.20 Foreign Corrupt Practices Act. Neither the Company nor any of its subsidiaries has at any time made or committed to make any payments for illegal political contributions or made any bribes, kickback payments or other illegal payments. Neither the Company nor any of its subsidiaries has made, offered or agreed to offer anything of value to any governmental official, political party or candidate for governmental office (or any person that the Company or its subsidiaries knows or has reason to know, will offer anything of value to any governmental official, political party or candidate for political office), such that the Company or its subsidiaries have violated the Foreign Corrupt Practices Act of 1977, as amended from time to time, and all applicable rules and regulations promulgated thereunder. There is not now nor has there ever been any employment by the Company or any of its subsidiaries of any governmental or political official in any country while such official was in office.

                                    ARTICLE 5

                     CONDUCT OF BUSINESS PENDING THE MERGER

     5.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, prior to the Effective Time, unless the Merger Sub shall otherwise agree in writing or except as set forth on Schedule 5.1 or as otherwise expressly contemplated or permitted by this Agreement:

         (a) The business of the Company and its subsidiaries shall be conducted only in, and the Company and its subsidiaries shall maintain their facilities in, the ordinary course of business and consistent with past practice;

         (b) The Company shall not directly or indirectly do or permit to occur any of the following: (i) issue, sell, pledge, dispose of or encumber (or permit any of its subsidiaries to issue, sell, pledge, dispose of or encumber) any shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, any capital stock of the Company or any of its subsidiaries (other than shares issuable upon exercise of the outstanding (as of the date hereof) options to acquire Shares in accordance with their terms in effect on the date hereof); (ii) amend or propose to amend the Certificate or Articles of Incorporation or By-Laws of it or any of its subsidiaries; (iii) split, combine or reclassify any outstanding Shares, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to the Shares (except the declaration and payment of dividends by a wholly-owned subsidiary of the Company to its parent); (iv) redeem, purchase or acquire or offer to acquire (or permit any of its subsidiaries to redeem, purchase or acquire or offer to acquire) any Shares or other securities of the Company or any of its subsidiaries other than as contemplated by Section 2.5 and other than for the repurchase by the Company, pursuant to existing agreements, of any outstanding Shares upon termination of an employment, director or consulting relationship with the Company; (v) enter into any material contract; or (vi) enter into or modify any agreement, commitment or arrangement with respect to any of the foregoing;

         (c) Neither the Company nor any of its subsidiaries shall (i) sell, pledge, lease, dispose of or encumber any material assets other than in the ordinary course of business consistent with past practice; (ii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or enterprise or material assets thereof; (iii) incur any indebtedness for borrowed money or issue any debt securities for borrowings except in the ordinary course of business and consistent with past practice; (iv) guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person (other than a subsidiary of the Company or the Company) except in the ordinary course of business consistent with past practice and in amounts immaterial to the Company; or (v) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing;

         (d) Neither the Company nor any of its subsidiaries shall (i) enter into or modify any employment, severance or similar agreements or arrangements with, or grant any Options (or accelerate any Options), bonuses, salary increases, severance or termination pay to, any officers or directors; or (ii) in the case of employees who are not officers or directors, take any action to grant or accelerate any Options, or take any other action other than in the ordinary course of business consistent with past practice (none of which actions shall be unreasonable or unusual) with respect to the grant or creation of any bonuses, salary increases, severance or termination pay, employment or similar agreements or with respect to any increase of benefits in effect on the date of this Agreement;

         (e) Except as may be required by applicable law, none of the Company, any of its subsidiaries or any Company ERISA Affiliate shall adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust fund or arrangement for the benefit or welfare of any employee;

         (f) The Company will not (i) call any meeting (other than any meeting contemplated by Section 6.1) of its stockholders or (ii) waive or modify any provision of, or terminate any, confidentiality or standstill agreement entered into by the Company with any person;

         (g) The Company shall use its commercially reasonable efforts to cause its current insurance (or reinsurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

         (h) The Company (i) shall use its commercially reasonable efforts, and cause each of its subsidiaries to use commercially reasonable efforts, to preserve intact their respective business organizations and goodwill, keep available the services of its officers and employees as a group and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it or its subsidiaries; (ii) shall confer on a regular and frequent basis with representatives of the Merger Sub to report financial matters and, to the extent not prohibited by applicable law, operational matters and the general status of ongoing operations; (iii) shall not take any action, and shall not permit any of its subsidiaries to take any action, which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue in any respect (or untrue in any material respect if such representation or warranty is not qualified by "material," "Company Material Adverse Effect, a specified dollar limitation or the like) at any time prior to the Effective Time; and (iv) shall notify the Merger Sub of any emergency or other change in the normal course of its or any of its subsidiaries' business or in the operation of its or any of its subsidiaries' properties and of any governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, complaint, investigation or hearing has or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, or would be material to any party's ability to consummate the transactions contemplated by this Agreement;

         (i) Neither the Company nor any of its subsidiaries shall adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or reorganization;

         (j) Neither the Company nor any of its subsidiaries shall make any material tax election or settle or compromise any material federal, state, local, or foreign tax liability, except in the ordinary course of business and consistent with past practice;

         (k) The Company shall not modify or accelerate the exercisability of any stock options, rights or warrants presently outstanding; and

         (l) The Company shall postpone the holding of its Annual Meeting of Stockholders (the "Company Annual Meeting") indefinitely pending consummation of the Merger unless the Company is otherwise required to hold the Company Annual Meeting by Delaware Law.

                                    ARTICLE 6

                              ADDITIONAL AGREEMENTS

     6.1 Action of Stockholders. The Company shall take all action necessary in accordance with the Delaware Law and its Certificate of Incorporation and By-Laws to convene a meeting of its stockholders as promptly as practicable following consummation of the Offer to consider and vote upon the Merger, if a stockholder vote is required. If a stockholders' meeting is convened, the Board of Directors shall recommend that the stockholders of the Company vote to approve the Merger; provided, however, that such recommendation may be withdrawn, modified or amended to the extent that the Board of Directors of the Company concludes, in good faith after consultation with its outside financial advisor, upon advice of outside legal counsel, that it is inconsistent with such Board's fiduciary duties under applicable law not to do so. In the event that proxies are to be solicited from the Company's stockholders, the Company shall, if and to the extent requested by the Merger Sub, use its reasonable efforts to solicit from stockholders of the Company proxies in favor of such approval and shall take all other reasonable action necessary or, in the opinion of the Merger Sub, helpful to secure a vote or consent of stockholders in favor of the Merger. At any such meeting, the Merger Sub shall vote or cause to be voted all of the Shares then owned by the Merger Sub or any subsidiary of the Merger Sub in favor of the Merger and the Company shall vote all Shares in favor of the Merger for which proxies in the form distributed by the Company shall have been given and with respect to which no contrary direction shall have been made.

         Notwithstanding anything else herein or in this Section 6.1, if the Purchaser, the Merger Sub and any other subsidiaries of the Purchaser shall acquire in the aggregate a number of the outstanding Shares, pursuant to the Offer or otherwise, sufficient to enable the Merger Sub or the Company to cause the Merger to become effective under applicable law without a meeting of stockholders of the Company, the parties hereto shall, at the request of the Purchaser and subject to Article 7, take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after the consummation of such acquisition, without a meeting of stockholders of the Company, in accordance with Section 253 of the Delaware Law.

     6.2 Proxy Statement. If a stockholder vote is required, the Company and the Merger Sub shall cooperate with each other and use all reasonable efforts to prepare, and the Company and the Merger Sub shall file with the Commission as soon as reasonably practicable following consummation of the Offer and use their reasonable efforts to have cleared by the Commission, a proxy statement or information statement, as appropriate, with respect to the approval of the Merger by the Company's stockholders. The information provided and to be provided by the Purchaser, the Merger Sub and the Company, respectively, for use in the proxy statement or information statement shall not contain an untrue statement of material fact and shall not omit to state any material fact required to be stated therein or necessary in order to make such information not misleading.

     6.3 Employee Benefits and Options.

         (a) Option Termination. The Purchaser, the Merger Sub and the Company hereby acknowledge and agree that neither the Purchaser nor the Surviving Corporation shall assume or continue any outstanding Options under the Stock Plans, or substitute any additional options, warrants or other rights for such outstanding Options. At the Effective Time, all Options (whether vested or unvested) shall be canceled, and holders of fully vested options at the Effective Time shall be entitled to receive from the Surviving Corporation, in cancellation of such vested options, an amount in cash equal to the excess of
(a) the product of the number of Shares covered by such vested Options multiplied by the Merger Consideration, over (b) the product of the number of Shares covered by such vested Options multiplied by the per-Share exercise, purchase or conversion price payable upon exercise, purchase or conversion of the same, less applicable withholding of taxes. The Company shall take all action necessary to effectuate the foregoing, including obtaining any necessary consents of the holders of Options.

         (b) Employment Matters. The Purchaser shall cause the Surviving Corporation to honor, without modification adverse to the employee party thereto, all employment, consulting, termination and severance agreements in effect prior to the date hereof between the Company or any of its subsidiaries and any current or former officer, director, consultant or employee of the Company, all of which, the Company hereby represents and warrants, have been disclosed on Schedules 4.11(a), 4.11(g) and 4.14(b).

         (c) Benefit Plans. The Surviving Corporation shall (i) to the extent it is permitted to do so under that benefit plan, waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees of the Company or any of its subsidiaries under any benefit plan that such employees may be eligible to participate in after the Effective Time, and (ii) provide each employee of the Company and its subsidiaries with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any benefit plans that such employees are eligible to participate in after the Effective Time, but excluding in the case of each of (i) and (ii), limitations or restrictions under benefit plans of the Company in effect as of the Effective Time that are not met as of the Effective Time.

     6.4 Expenses. If (a) this Agreement is terminated by the Company pursuant to Section 8.1(e)(iii) or Section 6.6, or (b) this Agreement is terminated by the Merger Sub pursuant to Section 8.1(c), (c) the Offer is terminated by the Merger Sub pursuant to paragraph (a) of Annex I hereto, or (d) this Agreement is terminated pursuant to its terms for any reason other than a material breach of this Agreement by the Purchaser or the Merger Sub, and in case of this clause
(d) (x) within six months thereafter a definitive agreement is entered into between the Company and any person other than the Merger Sub or any affiliate of the Merger Sub, for the acquisition or disposition of (i) all or substantially all of the assets of the Company, or (ii) securities of the Company constituting (or convertible into) 35% or more of the currently outstanding Shares, or for a merger, consolidation or other reorganization of the Company, at a price equivalent to a price per Share in excess of $9.50 and is closed concurrently therewith or at any time thereafter or (y) within six months thereafter any person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Merger Sub or any affiliate of the Merger Sub shall have acquired, beneficial ownership of 35% or more of the outstanding Shares, the Company shall pay to the Purchaser upon demand (by wire transfer of immediately available federal funds to an account designated by the Purchaser for such purpose) the amount of $5,500,000 (the "Fee") to compensate the Purchaser and the Merger Sub for taking actions to consummate this Agreement, to reimburse them for the time and expense relating thereto and for other direct and indirect costs (including lost opportunity costs) in connection with the transactions contemplated herein. Payment of such amount by the Company shall constitute a full and complete discharge of all obligations or liabilities of the Company under this Section 6.4. The Company acknowledges that the provisions set forth in this Section 6.4 are an integral part of this Agreement that have been negotiated in order to induce the Purchaser and the Merger Sub to enter into this Agreement.

     In addition to any damages caused by conduct which constitutes a breach by any of the Purchaser or the Merger Sub or the Company of any of their obligations under this Agreement, the breaching party agrees, jointly and severally, to pay to the nonbreaching party all costs and expenses (including attorneys' fees and expenses) incurred by the nonbreaching party in connection with the enforcement by the nonbreaching party of its rights hereunder.

         6.5 Additional Agreements. Subject to its fiduciary duties and the terms and conditions provided herein, each of the parties agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including using best efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings, including but not limited to filings under the Hart-Scott-Rodino Act and submissions of information requested by governmental authorities. Nothing in this Agreement shall require that the Purchaser or the Merger Sub divest, sell or hold separate any of their respective assets or properties or the assets or properties of the Company, nor shall anything in this Agreement require that the Purchaser or the Merger Sub take any action that could affect the normal and regular operations of the Purchaser or the Company after the Effective Date. The Company shall, and shall cause its officers, directors, affiliates and agents to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any acquisition of or sale of any equity interest in or substantial assets of the Company or any of its subsidiaries. For purposes of this Section 6.5, best efforts shall not include the obligation to make any payment to any third party as a condition to obtaining such party's consent or approval; provided, however, that the Purchaser and the Merger Sub shall be obligated to pay all filing and related fees required by the Hart-Scott-Rodino Act.

         6.6 No Solicitation. The Company shall not, and shall not authorize or permit any of its officers, directors, employees or agents to directly or indirectly, solicit, encourage, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than the Merger Sub, any of its affiliates or representatives) (collectively, a "Person") concerning any merger, consolidation, tender offer, exchange offer, sale of all or substantially all of the Company's assets, sale of shares of capital stock or similar business combination transaction involving the Company or any principal operating or business unit of the Company or its subsidiaries (an "Acquisition Proposal"). Notwithstanding the foregoing, (i) if prior to the Merger Sub owning a majority of the outstanding Shares the Company receives an unsolicited, written indication of a willingness to make an Acquisition Proposal at a price per share which the Company reasonably concludes is in excess of the Merger Consideration from any Person and if the Company reasonably concludes in good faith, after consultation with its outside financial advisor, that the Person delivering such indication is capable of consummating such an Acquisition Proposal (based upon, among other things, the availability of financing and the capacity to obtain financing, the expectation of receipt of required antitrust and other regulatory approvals and the identity and background of such Person), then the Company may provide access to or furnish or cause to be furnished information concerning the Company's business, properties or assets to any such Person pursuant to an appropriate confidentiality agreement and the Company may engage in discussions related thereto, and (ii) the Company may participate in and engage in discussions and negotiations with any Person meeting the requirement set forth in clause (i) above in response to a written Acquisition Proposal if the Company concludes in good faith, after consultation with its outside financial advisor, upon advice of its legal counsel, that the failure to engage in such discussions or negotiations is inconsistent with such Board's fiduciary duties to the Company's stockholders under applicable laws and the Company receives from the Person making an Acquisition Proposal an executed confidentiality agreement the terms of which are (without regard to the terms of the Acquisition Proposal) (A) no less favorable to the Company, and (B) no less restrictive to the Person making the Acquisition Proposal, than those contained in the Confidentiality Agreement. In the event that, after the Company has received a written Acquisition Proposal (without breaching its obligations under clause (i) or (ii) above) but prior to the Merger Sub beneficially owning a majority of the outstanding Shares, the Board of Directors concludes in good faith, after consultation with its outside financial advisor, upon advice of its legal counsel, that it is inconsistent with such Board's fiduciary duties under applicable law not to do so, the Company may concurrently with the payment of the Fee provided in Section 6.4 do any or all of the following: (x) withdraw or modify the Board of Directors' or recommendation of the Merger or this Agreement, (y) approve or recommend an Acquisition Proposal, subject to this Section 6.6 and (z) terminate this Agreement. Furthermore, nothing contained in this Section 6.6 shall prohibit the Company or its Board of Directors from taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making such disclosure to the Company's stockholders or otherwise which, in the judgment of the Board of Directors upon advice of legal counsel, is required under applicable law or rules of any stock exchange. The Company shall promptly (but in any event within two days) advise the Purchaser in writing of any Acquisition Proposal or any inquiry regarding the making of an Acquisition Proposal including any request for information, the material terms and conditions of such request, Acquisition Proposal or inquiry and the identity of the Person making such request, Acquisition Proposal or inquiry and thereafter shall keep the Purchaser reasonably informed, on a current basis, of the status and material terms of such proposals and the status of such negotiations or discussions, providing copies to the Purchaser of any Acquisition Proposals made in writing. The Company shall provide the Purchaser with one business day advance notice of, in each and every case, its intention to provide any information to, or enter into any confidentiality agreement with, any person or entity making any such inquiry or proposal and the Company shall provide the Purchaser with three business days advance notice of, in each and every case, its intention to enter into any other agreement with any person or entity making any such inquiry or proposal. The Company agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party and will use its best efforts to enforce any such agreements at the request of and on behalf of the Purchaser. The Company will inform the individuals or entities referred to in the first sentence of this
Section 6.6 of the obligations undertaken in this Section 6.6. The Company also will promptly request each person or entity which has executed, within 12 months prior to the date of this Agreement, a confidentiality agreement in connection with its consideration of acquiring the Company to return or destroy all confidential information heretofore furnished to such person or entity by or on behalf of the Company. Notwithstanding anything contained in this Agreement to the contrary, any action by the Company's Board of Directors permitted by, and taken in accordance with, this
Section 6.6 shall not constitute a breach of this Agreement.

     Notwithstanding the provisions of the Confidentiality Agreement, (i) following any notification to the Purchaser of a written proposal that permits the Company to negotiate with or furnish information to any third party in accordance with Section 6.6, and until any transaction resulting from such proposal shall have either been consummated or the Company shall have received written notification that any such third party shall no longer seek to engage in such transaction with or involving the Company, the Purchaser shall be entitled to propose or present to the Company any offer in response to such third party's offer, and (ii) if, from the date hereof until the Effective Time, any third party shall announce its intention to commence, or shall commence, any tender offer to acquire Shares, the Purchaser and the Merger Sub shall be entitled to make any public announcement or proposal, or to take any other action it or they may deem appropriate, in response to such announcement or tender offer and which is consistent with their obligations under this Agreement.

     6.7 Notification of Certain Matters. Each party shall give prompt notice to the others of (a) the occurrence or failure to occur of any event, which occurrence or failure would be likely to cause any representation or warranty on its part contained in this Agreement to be untrue or inaccurate in any respect (or untrue in any material respect if such representation or warranty is not qualified by "material," Company Material Adverse Effect, a specified dollar limitation or the like) at any time from the date hereof to the Effective Time, and (b) any failure of such party, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

     6.8 Access to Information. From the date hereof to the Effective Time, to the extent not prohibited by applicable law, the Company shall, and shall cause its subsidiaries, officers, directors, employees and agents (including lenders, attorneys and accountants), upon reasonable notice, to afford the Purchaser and the Merger Sub reasonable access at all reasonable times to its officers, employees, agents, properties, books and records, and shall furnish the Purchaser and the Merger Sub all financial, operating, personnel, compensation, tax and other data and information as the Parent or the Merger Sub, through its officers, employees or agents, may reasonably request. All of such information shall be treated as "Confidential Material" pursuant to the terms of the Confidentiality Agreement, which continues (subject to the terms of this Agreement) in full force and effect and which shall survive termination of this Agreement.

     6.9 Stockholder Claims. The Company shall not settle or compromise any claim brought by any present, former or purported holder of any securities of the Company in connection with the Merger prior to the Effective Time without the prior written consent of the Merger Sub.

     6.10 Indemnification.

         (a) The Certificate of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in Article VIII and IX of the Certificate of Incorporation of the Company. Such provisions in the Certificate of Incorporation of the Company and the Surviving Corporation shall not be amended, repealed or otherwise modified for a period of six years from the date the Purchaser or the Merger Sub acquires a majority of the Shares in any manner that would adversely affect the rights thereunder of individuals who at or prior to the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law. In addition, the Company, as the Surviving Corporation, shall maintain in full force and effect for a period of at least six years following the Effective Time, directors and officers liability insurance containing terms and provisions comparable to the terms and provisions of the current policy maintained by the Company for the benefit of existing and former officers, directors, employees and agents of the Company but only to the extent obtainable at a cost no more than 100% greater than that presently incurred by the Company on the date hereof. In the event that the Surviving Corporation cannot obtain comparable insurance at the price level contemplated by this Section 6.10(a), the Surviving Corporation shall obtain what it believes in good faith constitutes the best available insurance at such price level.

         (b) This Section 6.10 shall survive the Effective Time, is intended to benefit the Company, the Surviving Corporation and each of the persons referred to in paragraph (a) of this Section and shall be binding on all successors and assigns of the Surviving Corporation.

     6.11 Consents and Amendments. The Company shall use its best efforts to obtain, without the payment of any fee or compensation, consents to the Offer, the Merger, and the transactions contemplated by this Agreement from the parties to the agreements listed on Schedule 6.11.

     6.12 Audit. The Company shall use reasonable commercial efforts to have Arthur Andersen LLP ("AA") complete its audit of the Company's consolidated financial statements for the fiscal year ended September 30, 1999 as promptly as practicable after the date hereof. The Purchaser and the Merger Sub shall be given reasonable access to the work papers of AA and to the staff of AA conducting the audit and shall be provided a copy of such audit upon completion.

                                    ARTICLE 7

                                   CONDITIONS

     7.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived in whole or in part by the parties hereto, to the extent permitted by applicable law:

         (a) The Merger shall have been approved and adopted by the vote of the stockholders of the Company to the extent required by the Delaware Law;

         (b) All waiting, review and investigation periods (and any extension thereof) applicable to the consummation of the Merger under the Hart-Scott-Rodino Act shall have expired or been terminated;

         (c) There shall have been no law, statute, rule or order, domestic or foreign, enacted or promulgated which would make consummation of the Merger illegal;

         (d) No injunction or other order entered by a United States (state or federal) court of competent jurisdiction shall have been issued and remain in effect which would prohibit consummation of the Merger; provided, however, that the parties shall use their reasonable efforts to cause such injunction or order to be vacated or lifted;

         (e) The Purchaser, the Merger Sub or their affiliates shall have purchased Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, that neither the Purchaser nor the Merger Sub may invoke this condition if the Purchaser or the Merger Sub shall have failed to purchase Shares so tendered and not withdrawn in violation of the terms of this Agreement or the Offer.

                                    ARTICLE 8

                        TERMINATION, AMENDMENT AND WAIVER

     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether prior to or after approval by the stockholders of the
Company:

         (a) By mutual consent of the Boards of Directors of the Purchaser and the Company;

         (b) By either the Merger Sub or the Company if the Offer shall not have been consummated on or before 45 business days from the date the Offer is commenced (the "Termination Date"), provided, however, that a party shall not be entitled to terminate this Agreement pursuant to this Section 8.1(b) if it is in material breach of its obligations under this Agreement; provided further, if the Offer shall not have been consummated on or before the Termination Date solely as a result of the failure of any waiting, review and investigation period (and any extension thereof) applicable to the consummation of the Offer or the Merger under the Hart-Scott-Rodino Act to expire or terminate or failure to obtain the consents referred to in paragraph (h) of Annex I, the Termination Date shall, in the sole discretion of the Merger Sub, be extended to a date that is up to 60 business days from the date the Offer is commenced;

         (c) By the Merger Sub if the Board of Directors of the Company shall have withdrawn or adversely modified (or, upon the written request of the Merger Sub, failed to reaffirm within three business days; provided that no such additional request may be made during such three business day period) either of its recommendations referred to in Sections 1.2 and 6.1;

         (d) By the Merger Sub if the Offer terminates or expires on account of the failure of any of the conditions to the Offer set forth in Annex I without the Merger Sub having purchased any Shares thereunder;

         (e) By the Company if any of (i) the Offer shall not have been commenced substantially in accordance with Section 1.1; or (ii) the Offer shall have expired or been terminated without any Shares having been purchased thereunder; or (iii) if a tender offer for Shares is commenced by a person or entity, or the Company receives an Acquisition Proposal any of which the Board of Directors determines, in the exercise of its fiduciary duties and subject to compliance with Section 6.6, makes necessary or advisable the termination of this Agreement; provided that the provisions of Sections 6.4 and 6.6 shall survive termination of the Agreement pursuant to this clause (e); or

         (f) By the Merger Sub if any action, suit or proceeding is commenced or overtly threatened against the Purchaser or the Merger Sub or the Company, before any court or governmental or regulatory authority or body, seeking to restrain, enjoin, or otherwise prohibit the Offer, the Merger, or the completion of any of the other transactions contemplated by this Agreement; provided that the provisions of Section 6.4 and 6.6 shall survive termination of the Agreement pursuant to this clause (f).

     8.2 Amendment. This Agreement may not be amended except by an instrument in writing approved by the parties to this Agreement and signed on behalf of each of the parties hereto; provided, however, that after approval of the Merger by the stockholders of the Company (if such approval is required), no amendment may be made which changes the amount into which each Share will be converted or effects any change which would adversely affect the stockholders of the Company without the further approval of the stockholders of the Company.

     8.3 Waiver. Subject to applicable law and the provisions of this Agreement, at any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations or warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or (c) waive compliance with any of the agreements of any other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. For the purposes of this Section 8, the Purchaser and the Merger Sub shall be considered to be a single party.

     8.4 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, (a) this Agreement shall become void and there shall be no liability or further obligation on the part of the Purchaser, the Merger Sub or the Company or their respective stockholders, officers or directors, except as set forth in Section 6.4, in the last sentence of Section 1.2(d) hereof, in the confidentiality obligations of Section 6.8 hereof and in Sections 6.6, 8.1(e) and 8.1(f) hereof, and except to the extent that such termination results from the breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement; provided, further, that if the Purchaser has received the Fee provided by Section 6.4, the Purchaser shall not assert or pursue in any manner, directly or indirectly, any claim or cause of action against the Company or any of its officers or directors based in whole or in part upon its or their receipt, consideration, recommendation or approval of an Acquisition Proposal or the exercise of the right of the Company to terminate this Agreement under
Section 8.1(e) provided that the Company complied in all material respects with
Section 6.6 and (b) the Merger Sub shall terminate the Offer, if still pending, without purchasing any Shares thereunder.

                                    ARTICLE 9

                               GENERAL PROVISIONS

     9.l Public Statements. Except as required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange or quotation system, as applicable, neither the Purchaser nor the Merger Sub, on the one hand, nor the Company, on the other hand, shall make any public announcement or statement with respect to the Offer, the Merger, this Agreement or the transactions contemplated hereby, without the approval of the Company or the Merger Sub, respectively. The parties hereto agree to consult with each other prior to issuing each public announcement or statement with respect to the Offer, the Merger, this Agreement or the transactions contemplated hereby.

     9.2 Notices. All notices and other communications hereunder shall be in writing and sent by hand delivery, facsimile transmission (with confirmation of receipt), or nationally recognized overnight courier service (with proof of delivery), to the parties at the addresses set forth below (or at such other address for a party as shall be specified by like notice):

       (a)      if to the Purchaser:

                AlliedSignal Inc.
                101 Columbia Road
                Morristown, New Jersey  07962
                Attention:  Peter M. Kreindler, Esq.
                                Senior Vice President and General Counsel
                Telephone:      (973) 455-2000
                Facsimile:      (973) 455-6039

       (b)      if to Merger Sub:

                AlliedSignal Acquisition Corp.
                c/o AlliedSignal Inc.
                2525 West 190th Street
                Torrance, California  90504
                Attention:  Thomas F. Larkins, Esq.
                                Vice President and General Counsel - Aerospace
                                Services
                Telephone:      (310) 512-4809
                Facsimile:      (310) 512-3987

         with copies to:

                Fried, Frank, Harris, Shriver & Jacobson
                350 South Grand Avenue, 32nd Floor
                Los Angeles, CA  90071
                Attention:  David K. Robbins, Esq.
                Telephone:       (213) 473-2000
                Facsimile:       (213) 473-2222

       (c)      if to the Company:

                TriStar Aerospace Co.
                2527 Willowbrook Road
                Dallas, Texas  75220
                Attention:  P. Quentin Bourjeaurd
                               President and Chief Executive Officer
                Telephone:       (214) 366-5000
                Facsimile:       (214) 366-5030
         with copies to:

                Weil, Gotshal & Manges LLP
                767 Fifth Avenue
                New York, NY  10153
                Attention:  Simeon Gold, Esq.
                Telephone:       (212) 310-8000
                Facsimile:       (212) 310-8007

     9.3 Interpretation. When a reference is made in this Agreement to subsidiaries of the Merger Sub or the Company, the word "subsidiaries" means any "majority-owned subsidiary" (as defined in Rule 12b-2 under the Exchange Act) of the Merger Sub or the Company, as the case may be; provided, however, that the Company shall in no event and at no time be considered a subsidiary of the Merger Sub for purposes of this Agreement. As used herein, the term "person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or other entity. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated.

     9.4 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated as long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify the Agreement to preserve each party's anticipated benefits under the Agreement.

     9.5 Miscellaneous. This Agreement (together with all other documents and instruments referred to herein including the Confidentiality Agreement, except as expressly provided in Section 6.6 hereof): (a) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof;
(b) is not intended to confer upon any other person any rights or remedies hereunder; (c) shall not be assigned by operation of law or otherwise, except that the Merger Sub may assign all or any portion of their rights under this Agreement to any direct or indirect wholly-owned subsidiary of the Purchaser, but no such assignment shall relieve either the Purchaser or the Merger Sub of their obligations hereunder, and except that this Agreement may be assigned by operation of law to any corporation with or into which the Merger Sub may be merged; and (d) shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

     9.6 Survival of Representations and Warranties. The representations and warranties of the parties set forth herein shall be deemed to be continuing as if made as of the date of any determination hereunder; provided, however, that such representations and warranties shall terminate as of the Effective Time or the time the Purchaser or the Merger Sub acquires more than 90% of the then outstanding Shares, if earlier, or upon the termination of this Agreement pursuant to Section 8.1.

     9.7 Specific Performance. The parties hereto each acknowledge that, in view of the uniqueness of the subject matter hereof, the parties hereto would not have an adequate remedy at law for money damages if this Agreement were not performed in accordance with its terms, and therefore agree that the parties hereto shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which the parties hereto may be entitled at law or in equity.

     IN WITNESS WHEREOF, the Purchaser, the Merger Sub, and the Company have caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunder duly authorized.

                           ALLIEDSIGNAL INC.

                           By:/s/ James D. Taiclet
                              ---------------------------------------
                              Name:  James D. Taiclet
                              Its:  President - Aerospace Services

                           ALLIEDSIGNAL ACQUISITION CORP.

                           By:/s/ Thomas F. Larkins
                              ---------------------------------------
                              Name:  Thomas F. Larkins
                              Its:       Assistant Secretary

                           TRISTAR AEROSPACE CO.

                           By:/s/ Quentin Bourjeaurd
                              ---------------------------------------
                              Name:  Quentin Bourjeaurd
                              Its:  President and Chief Executive Officer

                                     ANNEX I
                             CONDITIONS TO THE OFFER

     Notwithstanding any other provision of the Agreement and Plan of Merger (the "Agreement") or the Offer, the Merger Sub shall not be required to commence or continue the Offer or accept for payment, purchase or pay for any Shares tendered, or may postpone the acceptance, purchase or payment for Shares, or may amend (to the extent permitted by the Agreement) or terminate the Offer (1) if the Minimum Condition is not satisfied as of the expiration of the Offer; (2) any applicable waiting, review and investigation periods under the Hart-Scott-Rodino Act in respect of the Offer shall not have expired or been terminated prior to the expiration of the Offer; or (3) if, at any time on or after October 31, 1999 and prior to the expiration date of the Offer (or, in respect of paragraph (h), the latest date permitted in accordance with Rule 14d-1(c) of the Securities Exchange Act of 1934, as amended) any of the following events shall have occurred (each of paragraphs (a) through (h) providing a separate and independent condition to the Merger Sub's obligations pursuant to the Offer):

     (a) The Company or any subsidiary of the Company, or their respective Boards of Directors, shall have authorized, recommended or proposed, or shall have announced an intention to authorize, recommend or propose, or shall have entered into an agreement or agreement in principle with respect to, any merger, consolidation or business combination (other than the Merger), any acquisition or disposition of a material amount of assets or securities or any material change in its capitalization, or the Company's Board of Directors shall have withdrawn or adversely modified (including by amendment to the Schedule 14D-9), or upon request of the Merger Sub, failed to reaffirm its favorable recommendations with respect to the Offer and the Merger as provided in the Agreement, or any corporation, entity, "group" or "person" (as defined in the Exchange Act) other than the Purchaser or the Merger Sub, shall have acquired beneficial ownership of 35% or more of the outstanding Shares;

     (b) there shall have been any statute, rule, injunction or other order promulgated, enacted, entered or enforced by any court or governmental agency or other regulatory or administrative agency or commission, domestic or foreign (other than the routine application to the Offer, the Merger or other subsequent business combination of waiting, review and investigation periods under the Hart-Scott-Rodino Act), (i) making the purchase of some or all of the Shares pursuant to the Offer or the Merger illegal, or resulting in a material delay in the ability of the Merger Sub to purchase some or all of the Shares, (ii) invalidating or rendering unenforceable any material provision of the Agreement,
(iii) imposing material limitations on the ability of the Merger Sub effectively to acquire or hold or to exercise full rights of ownership of the Shares acquired by it, including but not limited to, the right to vote the Shares purchased by it on all matters properly presented to the stockholders of the Company, (iv) imposing material limitations on the ability of any of Purchaser, the Merger Sub, or the Company to continue effectively all or any material portion of its respective business as heretofore conducted or to continue to own or operate effectively all or any material portion of its respective assets as heretofore owned or operated, (v) imposing material limitations on the ability of the Merger Sub to continue effectively all or any material portion of the business of the Company and its subsidiaries (taken as a whole) as heretofore conducted or to own or operate effectively all or any material portion of the assets of the Company and its subsidiaries (taken as a whole) as heretofore operated, or (vi) to the effect that the Offer or the Merger is violative of any applicable law which would reasonably be expected to result in any of the consequences described in clauses
(i) through (v) above;

     (c) there shall have been any law, statute, rule or regulation, domestic or foreign, enacted or promulgated that, directly or indirectly, results or may be anticipated to result in any of the consequences referred to in paragraph (b) above, or any action, suit or proceeding shall have been commenced before any court or governmental or regulatory authority or body seeking to restrain, enjoin or otherwise prohibit the Offer, the Merger, or the completion of the transactions contemplated by the Agreement;

     (d) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or in the over the counter market in the United States for a period of in excess of six and one-half trading hours in any twenty-four consecutive hour period (excluding suspensions resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation by any governmental authority on, or any other event which might materially adversely affect, the extension of credit by banks or other lending institutions in the United States, or (iv) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

     (e) except as set forth in the Commission Filings filed before October 31, 1999 or the Disclosure Schedule, any change shall have occurred or be threatened which individually or in the aggregate has had or is continuing to have a Company Material Adverse Effect;

     (f) (i) any of the representations and warranties of the Company in the Agreement shall not be true and correct in all respects as if made on the date of any determination hereunder except for those representations or warranties that address matters only as of a specified date or only with respect to a specified period of time which need only be true and accurate as of such date or with respect to such period; provided, however, any representation or warranty not qualified by "material", "Company Material Adverse Effect," a specified dollar limitation or the like need only be true and correct in all material respects on the date of any determination hereunder, or (ii) the Company shall have breached in any respect or shall not have performed in all respects each covenant and complied with each agreement to be performed and complied with by it under the Agreement unless the Company gives prompt notice to the Merger Sub of such breach or nonperformance, such breach or nonperformance is capable of being fully and completely cured at no more than an inconsequential cost or expense to the Company or its subsidiaries and such breach or nonperformance is so cured within three business days following such breach or nonperformance;

     (g) the Company and the Merger Sub shall have reached an agreement or understanding regarding termination of the Offer or the Agreement shall have been terminated in accordance with its terms; or

     (h) all governmental consents (including consents of foreign governmental entities) required to be obtained in connection with the purchase of Shares pursuant to the Offer shall not have been obtained or any governmental agency shall have announced an intention to seek to prohibit or interfere with the purchase of Shares pursuant to the Offer;

which, in the good faith judgment of the Merger Sub, in any such case, and regardless of the circumstances giving rise to any such condition, make it inadvisable to proceed with acceptance for payment or purchase of or payment for the Shares.

     The foregoing conditions are for the sole benefit of the Merger Sub and Purchaser and may be asserted by the Merger Sub and Purchaser regardless of the circumstances giving rise to such conditions, or may be waived by the Merger Sub in whole at any time or in part from time to time in their sole discretion. The failure by the Merger Sub or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time.

     The capitalized terms used in this Annex A shall have the meanings set forth in the Agreement to which it is annexed.